ISS recommends PNK shareholders vote FOR six proposals protecting shareholder rights in the event of a spin-off, reports UNITE HERE

NEW YORK -- UNITE HERE announced today that proxy advisory firm Institutional Shareholder Services, Inc. (ISS) recommends shareholders of Pinnacle Entertainment, Inc. [NYSE: PNK] support six shareholder proposals aiming to protect shareholder rights in the event of a spin-off. The proposals address shareholder rights at any spin-off company, including management’s proposal to spin-off real estate assets into a new REIT, or Gaming and Leisure Properties, Inc.’s (NASDAQ: GLPI) alternative plan to spin-off an operating company and then acquire the remaining real estate assets. UNITE HERE submitted the package of corporate governance proposals for the May 19 Annual Meeting.

The proposals can be voted on either Pinnacle’s card or the Blue proxy card, and if adopted and implemented would amend the bylaws to include the following protections:

 Proposal #7 – Preserves the right of shareholders to amend the bylaws in a spun-off company
 Proposal #8 – Preserves the right of shareholders to annual director elections in a spun-off company
 Proposal #9 – Preserves the right of shareholders to call a special meeting in a spun-off company
 Proposal #10 – Provides shareholders the opportunity to approve any poison pill within 12 months of adoption and absent such approval a poison pill would expire
 Proposal #11 – Provides shareholders the right to approve opting into state anti-takeover statutes, including the Maryland Unsolicited Takeover Act
 Proposal #13- Preserves the right of shareholders to approve bylaw amendments by a majority vote

If the proposals cannot be implemented as bylaw amendments, they will serve as recommendations by shareholders to the Board.

Proposal #10 does not recommend the implementation of a poison pill in any spin-off; it affords shareholders the right to vote on any poison pill within 12 months of adoption. If not approved by shareholders, a poison pill would expire.

“Support FOR Items 7-11 and 13 on the dissident card is warranted, as the proposed bylaw provisions would not only strengthen the company's governance, but also continue to secure the rights shareholders currently possess,” wrote ISS. Regarding Proposal #11, ISS noted, “Because state anti-takeover statues can greatly alter the balance of power between shareholders and management, in the event of a spin-off, shareholders should be allowed to vote on whether they wish to adopt such state statutes.”

UNITE HERE is also urging shareholders to vote for Proposal #12, which would remove the ability of the Board to amend the bylaws without shareholder approval.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has pursued a program of improving shareholder rights at hospitality REITs, including proposals to opt out of Maryland’s Unsolicited Takeover Act and to establish the right of shareholders to amend REIT bylaws (see www.hotelcorpgov.org).

UNITE HERE’s proxy statement (http://www.hotelcorpgov.org/wp-content/uploads/PinnacleUniteHereProxy20150416.pdf) contains additional important disclosures.

Contacts

UNITE HERE Kate O’Neil, 504-858-7491 275 Seventh Ave, NY, NY 10001